Exhibit 10.4

PERFORMANCE UNIT AGREEMENT

THIS PERFORMANCE UNIT AGREEMENT (this “Agreement”) is entered into by and between EnLink Midstream, LLC, a Delaware limited liability company (the “Company”), and _________________ (“Participant”) as of the Grant Date.

WITNESSETH:

WHEREAS, the EnLink Midstream, LLC 2014 Long-Term Incentive Plan was adopted by the Company, effective February 5, 2014 (the “Plan”), for the benefit of certain employees and consultants of the Company or its Affiliates, and non-employee directors of EnLink Midstream Manager, LLC, the managing member of the Company; and
WHEREAS, a committee (the “Special Committee”) has been designated to administer Awards that are intended to constitute qualified performance-based compensation (“Qualified Awards”) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which Qualified Awards shall be subject to such terms and conditions as the Special Committee shall determine pursuant to the Plan;

WHEREAS, the Special Committee is responsible for granting Qualified Awards in accordance with the Plan; and

WHEREAS, Participant is eligible to participate in the Plan and the Special Committee has authorized the grant to Participant of the “Subject Award” (as defined in Section 2 of this Agreement), which is intended to constitute a Qualified Award, and which shall be subject to certain restrictions pursuant to the Plan and upon the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and Participant hereby agree as follows:

1.    Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Plan.

“Good Reason” means any of the following, without Participant’s consent: (i) a material reduction in Participant’s base annual salary; (ii) a material adverse change in Participant’s authority, duties or responsibilities; or (iii) the Company requires Participant to move his or her principal place of employment to a location that is 30 or more miles from his or her current place of employment and the new location is farther from his or her primary residence. From and after the occurrence of a Change of Control that occurs following the date hereof, Good Reason shall also include any material breach of this Agreement by the Company (or any successor thereof, as applicable). For purposes of this definition, no act or failure to act on the Company’s part shall be considered a “Good Reason” unless (x) Participant has given the Company written notice of such act or failure to act within 30 days thereof, (y) the Company fails to remedy such act or failure to act within 30 days of its receipt of such notice, and (z) Participant terminates his or her employment with the Company within 60 days following the Company’s receipt of written notice.

“Grant Date” means _____.

“Performance Goal” means the Performance Goal as set forth in Schedule A to this Agreement.

“Performance Period” means the period defined in Schedule A to this Agreement for purposes of determining attainment of the Performance Goal.

“Prorated Amount” means a number equal to the total number of outstanding Restricted Incentive Units granted hereunder multiplied by a fraction (i) the numerator of which is the number of days that elapse from the commencement of the Performance Period to the date of the Qualifying Termination and (ii) the denominator of which is the full number of days of the Performance Period.

“Qualifying Termination” means Participant’s employment or service with the Company or its Affiliates is terminated due to (i) Participant’s retirement with the approval of the Chief Executive Officer of EnLink Midstream Manager, LLC on or after reaching age 60, (ii) an involuntary termination of Participant by the Company for reasons other than Cause, or (iii) a termination by Participant for Good Reason.

“Vesting Date” means the date on which the Performance Period ends as set forth in Schedule A to this Agreement.

2.    Performance Unit Award. On the terms and conditions and subject to the restrictions, including forfeiture, hereinafter set forth, the Company hereby grants to Participant, and Participant hereby accepts, an award of _____ Restricted Incentive Units (the “Subject Award”). The Restricted Incentive Units granted hereunder shall be evidenced by the Special Committee in a book entry or in such other manner as the Special Committee may determine.

3.    Vesting/Forfeiture.

(a)    The Restricted Incentive Units that comprise the Subject Award shall be subject to a Performance Period that shall terminate on the Vesting Date based on the attainment and certification of the Performance Goal as described Schedule A; provided that Participant is in the continuous service of the Company or its Affiliates until such Vesting Date.

(b)    The Restricted Incentive Units shall be forfeited to the Company at no cost to the Company if Participant’s employment or service with the Company or its Affiliates terminates prior to the termination of the Performance Period applicable to such Restricted Incentive Units; provided, however:

(i)    if a Qualifying Termination occurs during the Performance Period and prior to the occurrence of a Change of Control that occurs following the date hereof, a Prorated Amount of the Restricted Incentive Units shall remain eligible for vesting on the Vesting Date, based on the attainment and certification of the Performance Goal as described Schedule A;

(ii)    if a Change of Control occurs following the date hereof, the Restricted Incentive Units shall become fully vested at the Target amount and the Performance Period shall terminate; or

(iii)    if, during the Performance Period, the Participant dies or he or she becomes disabled and qualified to receive benefits under the Company’s long-term disability plan, the Restricted Incentive Units shall become fully vested at the Target amount and the Performance Period shall terminate.

Notwithstanding the foregoing, to the extent the Subject Award is subject to Section 409A, in no event shall any Units be delivered when Participant becomes disabled and qualified to receive benefits under the Company’s long-term disability plan unless Participant incurs a “disability” within the meaning of Treas. Reg. Section 1.409A-3(i)(4).

Notwithstanding anything herein to the contrary, if, at the time of a Participant’s termination of employment or service with the Company or its Affiliates, such Participant is a “specified employee” (as defined in Section 409A of the Code), and the deferral of the commencement of any amount of the payments or benefits otherwise payable pursuant to the Plan is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then, to the extent permitted by Section 409A of the Code, such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to the Participant) will be deferred until the earlier to occur of (i) the Participant’s death or (ii) the first business day that is six (6) months following the Participant’s termination of employment or service with the Company or its Affiliates, provided that amounts which qualify for the separation pay plan exemption under Treasury Regulation §1.409A-1(b)(9)(v)(D) and do not exceed the limits set forth in Section 402(g)(1)(B) of the Code in the year of such termination shall be payable immediately upon termination. Any payments or benefits deferred due to the requirements of this paragraph will be paid in a lump sum (without interest) to the Participant on the earliest to occur of (i) or (ii) in the immediately preceding sentence.

(c)    As soon as reasonably practicable following the close of the Performance Period, the Special Committee shall determine and certify the extent to which (i) the Performance Goal as described on Schedule A is attained and (ii) the Restricted Incentive Units granted hereunder shall be vested, if at all. Such certification shall be final, conclusive and binding on Participant, and on all other persons, to the maximum extent permitted by law. As soon as reasonably practicable thereafter, Units representing the number of vested Restricted Incentive Units, if any, shall be delivered, free of all such restrictions, to Participant or Participant’s beneficiary or estate, as the case may be, it being understood that the entry on the transfer agent’s books or the delivery of the certificate(s) with respect to such Units shall constitute delivery of such Units for purposes of this Agreement. Notwithstanding anything contained herein to the contrary, in no event shall such Units be delivered to Participant later than (i) the end of the calendar year in which vesting occurs, or, if later, (ii) the 15th day of the third calendar month following the date on which vesting occurs.

(d)    Notwithstanding anything contained herein to the contrary, in no event shall Participant have any right to vote any, or to exercise any other rights, powers and privileges of a holder of the Units with respect to such Restricted Incentive Units until such time that (i) the Performance Period applicable to such Restricted Incentive Units or a portion thereof shall have expired

(and all other conditions to payment with respect thereto have been fulfilled), (ii) such Restricted Incentive Units are converted into the right to receive Units, and (iii) such Units are delivered to Participant.

4.    Distribution Equivalent Payment Rights. Subject to the following, the Subject Award granted hereunder includes a tandem award of Distribution Equivalent Rights with respect to each applicable Restricted Incentive Unit that shall entitle Participant to receive cash payments equal to the cash distributions made by the Company (on a per Unit basis) in respect of its outstanding Units generally (“General Distributions”); provided that such cash payments (“Distribution Equivalent Payments”) shall be credited to a bookkeeping account established on the records of the Company for Participant and will vest and be paid to or on behalf of Participant at the same time, and subject to the same conditions, as are applicable to the vesting of the underlying Restricted Incentive Units. Accordingly, Distribution Equivalent Payments shall be forfeited to the extent that the underlying Restricted Incentive Units do not vest, are forfeited or are otherwise cancelled. No interest shall be credited on any Distribution Equivalent Payments.

5.    Taxes.

(a)    REPRESENTATION. PARTICIPANT REPRESENTS THAT PARTICIPANT IS NOT RELYING ON THE COMPANY OR ITS AFFILIATES FOR ANY TAX ADVICE IN CONNECTION WITH THE RESTRICTED INCENTIVE UNITS AND THAT PARTICIPANT HAS BEEN, OR IS OTHERWISE HEREBY, ADVISED TO CONSULT WITH ITS OWN TAX ADVISOR WITH RESPECT TO THE AWARD OF RESTRICTED INCENTIVE UNITS UNDER THIS AGREEMENT.

(b)    Withholding Matters.

(i)    Participant shall pay to the Company or its Affiliates, or make arrangements satisfactory to the Company or its Affiliates regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to (x) Distribution Equivalent Payments described in Section 4 of this Agreement that are received due to the grant of the Restricted Incentive Units hereunder, and (y) the vesting of the Restricted Incentive Units (in which case arrangements will be made no later than the time Units are delivered, if at all, pursuant to Section 3(c) herein).

(ii)    Participant shall, to the extent permitted by law, have the right to deliver to the Company or its Affiliates Units to which Participant shall be entitled upon the vesting of the Restricted Incentive Units (or other unrestricted Units owned by Participant) or to deliver to the Company or its Affiliates Units that Participant has previously acquired, in each case valued at the Fair Market Value of such Units at the time of such delivery to the Company or its Affiliates, to satisfy the obligation of Participant under Section 5(b)(i) of this Agreement; provided, however, that, in no event shall the Fair Market Value of such Units exceed the minimum statutory withholding requirements.

(iii)    Any provision of this Agreement to the contrary notwithstanding, if Participant does not otherwise satisfy the obligation of Participant under Section 5(b)(i) of this Agreement, then the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due from the Company or its Affiliates to or with respect to Participant, whether or not pursuant to this Agreement or the Plan and regardless of the form of payment, any federal, state or local taxes of any kind required by law to be withheld with respect to any Distribution Equivalent Payments or Restricted Incentive Units hereunder.

6.    Non-Assignability. The Subject Award is not assignable or transferable by Participant, and, unless and until Units with respect to Restricted Incentive Units are delivered to Participant upon vesting, such Restricted Incentive Units shall not be assigned, alienated, pledged, attached sold or otherwise transferred or encumbered by Participant in any manner.

7.    Legend. In the event any Units are delivered to Participant in connection with the vesting of any of the Restricted Incentive Units granted hereunder, the Special Committee, in its discretion, may cause the certificate(s) representing such Units to bear an appropriate legend referring to any conditions and/or restrictions with respect to such Units.

8.    Entirety and Modification. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, between such parties relating to such subject matter. Subject to Section 15.2 of the Plan, no modification, alteration, amendment or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

9.    Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible, and such provision shall be deemed inoperative to the extent it is unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

10.    Gender. Words used in this Agreement which refer to Participant and denote the male gender shall also be deemed to include the female gender or the neuter gender when appropriate.

11.    Employment or Service. Nothing in this Agreement shall confer upon Participant any right to continue in the employ or service of the Company or its Affiliates, nor shall this Agreement interfere in any manner with the right of the Company or its Affiliates to terminate the employment or service of Participant with or without Cause at any time.

12    Incorporation of Plan Provisions. This Agreement is made pursuant to the Plan and is subject to all of the terms and provisions of the Plan as if the same were fully set forth herein. In the event that any provision of this Agreement conflicts with the Plan, the provisions of the Plan shall control. Participant acknowledges receipt of a copy of the Plan and agrees that all decisions under and interpretations of the Plan by the Special Committee shall be final, binding and conclusive upon Participant.

13.    Headings. The headings of the various sections and subsections of this Agreement have been inserted for convenient reference only and shall not be construed to enlarge, diminish or otherwise change the express provisions hereof.

14.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law).

15.    Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

ENLINK MIDSTREAM, LLC
By: EnLink Midstream Manager, LLC

__________________________________________
Barry E. Davis
President and Chief Executive Officer

PARTICIPANT:

Name:

You must accept this grant and the terms of this Agreement in order to receive it. To accept this grant, complete the Grant Acceptance Process at the website of UBS: (www.ubs.com/onesource/ENLC)

SCHEDULE A
PERFORMANCE GOAL, PERFORMANCE PERIOD, AND PAYOUT AMOUNTS

1.    Performance Period. The maximum number of Restricted Incentive Units, which can vest pursuant to the Subject Award shall be calculated based on the Performance Goal over a period (the “Performance Period”) that begins on _____ and ends on _____ (the “Vesting Date”).

2.    Performance Goal. The Performance Goal is based on total shareholder return (“TSR”), which shall be the rate of return a holder of a common equity security of a company would receive through common equity security price changes and the assumed reinvestment of dividends / distributions over the Performance Period. Vesting will be based on the ranking of the average of the TSR of the Company and the TSR of EnLink Midstream Partners, LP (the “Partnership” and, together with the Company, “EnLink”) relative to the TSR ranking of the Peer Companies (identified in Sections 3(b) and (c) below). At the end of the Performance Period, the TSR for the Company, for the Partnership and for each Peer Company, shall be determined pursuant to the following formula:

TSR	=	(Closing Average Value - Opening Average Value) + Reinvested Dividends / Opening Average Value*

*The result shall be rounded to the nearest hundredth of one percent (.01%).

(a)    The term “Closing Average Value” means the average value of the common equity security on the relevant United States stock market (NYSE or NASDAQ) for the 30 trading days ending on the last day of the Performance Period, which shall be calculated as follows: (i) determine the closing price of the common equity security on each trading date during 30-day period and (ii) average the amounts so determined for the 30-day period.

(b)    The term “Opening Average Value” means the average value of the common equity security on the relevant United States stock market (NYSE or NASDAQ) for the 30 trading days preceding the start of the Performance Period, which shall be calculated as follows: (i) determine the closing price of the common equity security on each trading date during the 30-day period and (ii) average the amounts so determined for the 30-day period.

(c)    “Reinvested Dividends” shall be calculated by multiplying (i) the aggregate number of common equity securities (including fractional units thereof) that could have been purchased during the Performance Period had each cash dividend or distribution paid on a single common equity security during that period been immediately reinvested in additional common equity securities (or fractional units thereof) at the closing selling price per common equity security on the applicable dividend or distribution payment date by (ii) the average daily closing price per common equity security on the relevant United States stock market (NYSE or NASDAQ) calculated for the duration of the Performance Period following the dividend or distribution payment date.

(d)    Each of the foregoing amounts shall be equitably adjusted for stock / unit splits, stock dividends or unit distributions, recapitalizations and other similar events affecting the common equity securities in question without the issuer’s receipt of consideration.

3.    Vesting Schedule. The Restricted Incentive Units shall vest pursuant to the Agreement based on EnLink’s relative TSR ranking in respect of the Performance Period as compared to the TSR ranking of the Peer Companies, in accordance with the following schedule:

Performance Level	EnLink’s Achieved TSR Percentile Position Relative to AMZ Peers*	Associated Individual Payout Level (expressed as a percentage of the Subject Award)
Below Threshold	Less than 25%	0%
Threshold	Equal to 25%	50%
Target	Equal to 50%	100%
Maximum	Greater than or Equal to 75%	200%
* If EnLink’s achieved TSR percentile position is between the Threshold and Target performance levels or if EnLink’s achieved TSR percentile position is between the Target and Maximum performance levels (and EnLink’s TSR is positive for the Performance Period), then the associated individual payout level will be interpolated on a linear basis.

(a)    If EnLink’s final TSR value is equal to the TSR value of a Peer Company, the Special Committee shall assign EnLink the higher ranking.

(b)    The Peer Companies are the companies that comprise the Alerian MLP Index for Master Limited Partnerships (AMZ) as of the Grant Date, which are set forth on Schedule B to this Agreement, it being understood that in no event shall the Peer Companies include the Company or the Partnership.

(c)    The Peer Companies will be subject to change as follows:

(i)    In the event of a merger, acquisition or business combination transaction of a Peer Company, in which the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company. Any entity involved in the transaction that is not the surviving company shall no longer be a Peer Company.

(ii)    If a Peer Company ceases to be a publicly traded company at any time during the Performance Period, due to bankruptcy, delisting or any other reason other than those set forth in clause (i) above, such company shall remain a Peer Company but shall be deemed to have a TSR of negative 100% (-100%).

4.    General Vesting Terms. Any fractional Restricted Incentive Units resulting from the vesting of the Restricted Incentive Units in accordance with the Agreement shall be rounded down to the nearest whole number. Any portion of the Restricted Incentive Units that does not vest as of the end of the Performance Period shall be forfeited as of the end of the Performance Period.

SCHEDULE B
PEER COMPANIES

[to be completed at time of grant]